Exhibit 99.1

Pacific Energy Partners, L.P. Reports Earnings for Third Quarter 2004
                  and Announces Distribution Increase

    LONG BEACH, Calif.--(BUSINESS WIRE)--Oct. 27, 2004--Pacific Energy Partners, L.P. (NYSE:PPX) announced net income for the three months ended September 30, 2004, of $9.9 million, or $0.33 per diluted limited partner unit compared to $6.9 million, or $0.30 per diluted limited partner unit in the third quarter of 2003.
    The results of the current quarter reflect three acquisitions: the Pacific Terminals storage and distribution system, which was acquired on July 31, 2003; the Rangeland Pipeline system, which was acquired on May 11, 2004; and the Mid Alberta Pipeline ("MAPL"), which was acquired on June 30, 2004. Pacific Terminals experienced an increase in storage and distribution revenues due to increased storage capacity and higher utilization. The quarter also reflects the benefit of increased volumes and revenue on our Rocky Mountain pipelines. Partially offsetting these increases were lower gathering and blending margins of Pacific Marketing and Transportation ("PMT").
    For the nine months ended September 30, 2004, recurring net income was $30.0 million, or $1.05 per diluted limited partner unit, compared with $18.6 million or $0.84 per diluted limited partner unit for the nine months ended September 30, 2003. Acquisitions and increased Rocky Mountain volumes, partly offset by lower West Coast pipeline volumes, accounted for the increase in net income per unit. Recurring net income for the nine months ending September 30, 2004 excludes a $2.9 million non-recurring financing expense. Of that expense, $2.3 million was a non-cash write-down of previously deferred financing costs, and $0.6 million was a cash payment to terminate interest swap agreements, both associated with our $250 million bond offering in June 2004 and repayment of our term loan. Including the non-recurring financing expense, net income for the nine months ended September 30, 2004 was $27.1 million or $0.94 per diluted limited partner unit.
    On October 22, 2004, the Partnership announced a cash distribution of $0.4875 per unit for the third quarter of 2004. The distribution will be paid on November 12, 2004, to record holders as of November 1, 2004. Distributable cash flow available to the limited partners' interest for the third quarter of 2004 was $16.0 million. On a weighted average and diluted basis, there were 29,682,000 limited partner units outstanding during the third quarter of 2004, approximately 31 percent more units outstanding than in the third quarter of 2003.
    The Partnership is announcing today that it expects, subject to final board approval, to increase its quarterly distribution rate to $0.50 per unit beginning with the fourth quarter 2004 distributions payable in February 2005. This would represent an increase of 2.6% over the current distribution level. In addition, the Partnership has previously announced that it expects to increase its distribution by 5% upon completion of its originating terminal and pump station in Edmonton, Alberta with the resultant expected increase in volumes. Completion of the Edmonton facility is expected by the end of the third quarter of 2005.
    "We are delighted to announce this distribution increase," stated Irvin Toole, Jr., President and CEO. "It demonstrates that we are making progress in growing and strengthening both of our strategic asset groups. Our West Coast segment is realizing the value of the Pacific Terminals storage and distribution system. Our Rocky Mountain segment is experiencing increasing volumes on the Western Corridor and Salt Lake City Core systems, and we remain extremely excited about the growth prospects for our recently acquired Canadian pipelines."
    Mr. Toole continued, "For the fourth quarter of 2004, we are forecasting net income of $0.30 to $0.34 per unit. For full year 2004, we expect recurring net income per unit to be in the range of $1.34 to $1.38 per limited partner unit. This revised guidance level primarily reflects lower fourth quarter volumes on the Partnership's pipelines from the San Joaquin Valley to Los Angeles, as a result of the recent announcement by Shell Oil that it will continue to operate its Bakersfield refinery through March 31, 2005, to allow time to consider purchase proposals for the facility."

    OPERATING RESULTS BY SEGMENT

    WEST COAST OPERATIONS

    Operating income was $11.4 million for the three months ended September 30, 2004 compared to $10.8 million in the corresponding period in 2003. This increase was primarily due to the income earned by Pacific Terminals, which the Partnership acquired on July 31, 2003. PMT experienced lower gathering and blending margins due to competitive pricing pressures as a result of steeply discounted foreign crude entering the West Coast market. In addition, a change in refined products specifications reduced demand for PMT's blended crude. Pipeline volumes for the three months ended September 30, 2004 were 5% lower than in the corresponding period of 2003, primarily due to California Outer Continental Shelf ("OCS") production declines, as well as increased crude runs by Bakersfield refineries which reduces the volumes available to move south to Los Angeles. Helping to offset lower volumes were increased tariff rates, a more favorable tariff mix and other revenues.
    In the third quarter of 2004, producers began the development of the Rocky Point field in the California OCS, with the drilling of the first of eight planned wells. Rocky Point is estimated by the operator to have reserves of up to 50 million barrels of crude oil. The first well began producing at a rate of approximately 4,300 barrels per day, thereby increasing the supply of crude available to be transported by the Partnership into the Los Angeles Basin. The Partnership anticipates that a significant portion of the Rocky Point production will be transported on its pipelines.
    As previously noted, Shell has extended the operation of its Bakersfield refinery until March 31, 2005, during which time it plans to continue to explore the sale of the refinery. This is an extension to its previously announced October 1, 2004 closure date. Should Shell ultimately close the refinery, the Partnership continues to believe that volumes of crude oil transported by Pacific to the Los Angeles Basin will increase. If the Bakersfield refinery stays in operation, the Partnership believes there could be an opportunity to transport additional volumes to the Bakersfield refinery.
    On October 1, 2004, the Partnership applied for a 9.5% tariff increase on Line 63, to become effective on November 1, 2004 subject to approval from the California Public Utilities Commission ("CPUC"). Line 63 averaged approximately 58,000 barrels per day for the third quarter of 2004. During the fourth quarter, the Partnership will install vapor treating equipment at a cost of $0.6 million for its Pacific Terminals facilities which is expected to reduce third party contractor costs by approximately $1 million per year. In addition, it has filed an application with the CPUC for the sale of certain idle properties valued at approximately $10 million that were acquired as a part of the Pacific Terminals acquisition.

    ROCKY MOUNTAIN OPERATIONS

    Operating income was $7.5 million for the three months ended September 30, 2004, compared to $4.1 million in the corresponding period in 2003. The increase was the result of higher pipeline volumes on the Western Corridor system, an increase in volume to the Salt Lake City refineries, and a full quarter's benefit of the Rangeland Pipeline system, which was acquired on May 11, 2004. The volume increase into Salt Lake City was enhanced by the 9,000 barrel per day expansion that was completed during the second quarter. The Partnership is currently evaluating a second expansion phase into Salt Lake City.
    The Partnership is in the process of designing a new receiving terminal and pump station for the Rangeland Pipeline system, which will provide access to synthetic and other types of crude oil in Edmonton. Construction of this facility is expected to be completed and begin operations at the end of the third quarter of 2005.

    CAPITAL EXPENDITURES

    Capital expenditures were approximately $11.5 million for the nine months ended September 30, 2004, of which $8.8 million was related to expansion, $1.2 million was related to the transition of the Rangeland and Pacific Terminals systems, and $1.5 million was for sustaining capital projects. For the full year, we forecast total capital expenditures of $16 million, including $11 million for expansion projects, $3 million for transition capital projects, and $2.0 to $2.5 million for sustaining capital projects.

    OTHER MATTERS

    The Partnership will host a conference call at 2:00 p.m. EDT (11:00 a.m. PDT) on Thursday, October 28, 2004, to discuss the results of the third quarter of 2004 and guidance for the balance of the year. Please join us at www.PacificEnergy.com for the live broadcast. The call, with questions and answers, will continue to be available on our web site following the call.

    Pacific Energy Partners, L.P. is a master limited partnership headquartered in Long Beach, California. Pacific Energy is engaged principally in the business of gathering, transporting, storing and distributing crude oil and other related products in California and the Rocky Mountain region, including Alberta, Canada. Pacific Energy generates revenues primarily by transporting crude oil on its pipelines and by leasing capacity in its storage facilities. Pacific Energy also buys, blends and sells crude oil, activities that are complementary to its pipeline transportation business.

    This news release includes "forward-looking" statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and
Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical fact included or incorporated herein may constitute forward-looking statements. Although the Partnership believes that the expectations reflected in the forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. The forward-looking statements involve risks and uncertainties that affect the Partnership's operations and financial performance. Among the factors that could cause results to differ materially are those risks discussed in the Partnership's filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2003.


                     PACIFIC ENERGY PARTNERS, L.P.
              CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                              (Unaudited)
            (Amounts in thousands, except per unit amounts)

                                        Three Months     Nine Months
                                       Ended Sept. 30, Ended Sept. 30,
                                        2004    2003    2004    2003
                                        ----    ----    ----    ----
Operating revenues:
      Pipeline transportation revenue $28,160 $25,501 $79,879 $76,579
      Storage and terminaling revenue   8,391   4,710  27,773   4,710
      Pipeline buy/sell transportation
       revenue                          7,972      --  11,662      --
      Crude oil sales, net of
       purchases                        3,568   5,907  14,436  16,516
          Net revenues                 48,091  36,118 133,750  97,805

Expenses:
  Operating                            22,589  16,630  62,189  43,622
  Transition costs                        199      --     383     397
  General and administrative            3,762   3,305  11,252  10,289
  Depreciation and amortization         6,821   5,049  17,776  13,435
         Total expenses                33,371  24,984  91,600  67,743

Share of net income of Frontier           406     414   1,190   1,141

Operating income                       15,126  11,548  43,340  31,203

Net interest expense                   (5,234) (4,782)(13,743)(12,930)
Write-off of deferred financing cost
 and interest rate swap termination
 expense                                   --      --  (2,901)     --
Other income                              219     113     606     360

Income before foreign income tax
 expense                               10,111   6,879  27,302  18,633

Foreign income tax expense:
   Current                                118      --     150      --
   Deferred                               103      --      57      --
                                          221      --     207      --

Net income                             $9,890  $6,879 $27,095 $18,633

Weighted average units outstanding:
      Basic                            29,574  22,532  28,008  21,470
      Diluted                          29,682  22,725  28,125  21,648


Calculation of unitholders' interest in net income for the three and nine months ended September 30, 2004 and 2003:

Net income                             $9,890  $6,879 $27,095 $18,633
      Less: General Partner's interest   (198)   (138)   (542)   (373)
Unitholders' interest in net income    $9,692  $6,741 $26,553 $18,260
Basic net income per unit               $0.33   $0.30   $0.95   $0.85
Diluted net income per unit             $0.33   $0.30   $0.94   $0.84


                     PACIFIC ENERGY PARTNERS, L.P.
                              (Unaudited)
                            (In thousands)
                 CONDENSED CONSOLIDATED BALANCE SHEETS

                                                    Sept. 30, Dec. 31,
                                                       2004     2003
                                                       ----     ----
Assets
Current assets                                       $97,977  $68,796
Property and equipment, net                          713,351  567,954
Investment in Frontier Pipeline Company                7,841    6,886
Other assets                                          48,771    6,567
               Total assets                         $867,940 $650,203

Liabilities and Partners' Capital
Current liabilities                                  $61,011  $49,991
Long-term debt                                       341,493  298,000
Deferred income taxes                                 36,641       --
Other long term liabilities                            7,185    7,145
Partners' capital                                    421,610  295,067
             Total liabilities
              and partners' capital                 $867,940 $650,203


            CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                     Nine Months Ended
                                                       September 30,
                                                       2004     2003
                                                       ----     ----
Cash flows from operating activities:
   Net income                                        $27,095  $18,633
     Depreciation, amortization, non-cash employee
      compensation under long-term incentive plan,
      deferred income taxes and Frontier adjustment   18,819   16,771
       Non-cash write-off of deferred financing costs  2,321       --
       Working capital adjustments                    (6,221)  (2,003)
       Net cash provided by operating activities      42,014   33,401

Cash flows from investing activities:
       Acquisitions                                 (139,000)(159,939)
       Net additions to property and equipment       (11,522)  (2,320)
       Other                                            (621)     137
       Net cash used in investing activities        (151,143)(162,122)

Cash flows from financing activities:
       Issuance of common units, net of fees and
        offering expenses                            125,881  131,716
       Capital contribution from the general partner   2,708    1,955
       Redemption of common units held by the
        general partner, net of underwriters' fee         --  (40,780)
       Net proceeds from senior note offering        241,086       --
       Repayment of term loan                       (225,000)      --
       Proceeds from bank credit facilities          157,924  149,000
       Repayment of bank credit facilities          (145,453) (90,000)
       Deferred bank financing costs                  (1,388)      --
       Distributions to partners                     (41,800) (29,657)
       Net cash provided by financing activities     113,958  122,234

Net increase (decrease) in cash and cash equivalents   4,829   (6,487)
Cash and cash equivalents, beginning of period         9,699   23,873
Cash and cash equivalents, end of period             $14,528  $17,386


                     PACIFIC ENERGY PARTNERS, L.P.
              CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                  AND OPERATING HIGHLIGHTS BY SEGMENT

            Three Months Ended September 30, 2004 and 2003
                              (Unaudited)
                            (In thousands)

                                                 Intersegment
                                      Rocky          and
                           West Coast Mountain   Intrasegment
                           Operations Operations Eliminations(1) Total
                           ---------- ---------- --------------- -----

Three Months Ended September 30, 2004:
  Segment revenue:
   Pipeline transportation
    revenue                  $16,985   $12,500        $(1,325)$28,160
   Storage and terminaling
    revenue                    8,544        --           (153)  8,391
   Pipeline buy/sell
    transportation revenue        --     7,972                  7,972
   Crude oil sales,
    net of purchases           3,568        --                  3,568
   Net revenue                29,097    20,472                 48,091

  Segment expenses:
   Operating expense          14,309     9,758         (1,478) 22,589
   Transition costs               --       199                    199
   Depreciation and
    amortization               3,433     3,388                  6,821
   Total expenses             17,742    13,345                 29,609
  Share of net income of
   Frontier                       --       406                    406
  Operating income(2)        $11,355    $7,533                $18,888

Operating Data (barrels per day, in thousands)
Line 2000 and Line 63
 pipeline volume               139.7
Rangeland pipeline system:
    Sundre - North                        21.8
    Sundre - South                        46.8
Western Corridor system volume            23.1
Salt Lake City Core system volume         75.2
AREPI pipeline volume                     47.4
Frontier pipeline volume                  51.4

Three Months Ended September 30, 2003:
  Segment revenue:
   Pipeline transportation
    revenue                  $16,662   $11,006        $(2,167)$25,501
   Storage and distribution    4,710        --                  4,710
   Pipeline buy/sell
    transportation revenue        --        --                     --
   Crude oil sales,
    net of purchases           5,907        --                  5,907
   Net revenue                27,279    11,006                 36,118

  Segment expenses:
   Operating expense          12,997     5,800         (2,167) 16,630
   Transition costs               --        --                     --
   Depreciation and
    amortization               3,529     1,520                  5,049
   Total expenses             16,526     7,320                 21,679
  Share of net income of
   Frontier                       --       414                    414
  Operating income(2)        $10,753    $4,100                $14,853

Operating Data (barrels per day, in thousands)
 Line 2000 and Line 63
  pipeline volume              146.4
 Western Corridor system volume           17.7
 Salt Lake City Core system volume        68.3
 AREPI pipeline volume                    47.8
 Frontier pipeline volume                 47.9

(1) Eliminations are required to account for revenue on services provided by one subsidiary to another.

(2) General and administrative expense is not allocated to segments


                    PACIFIC ENERGY PARTNERS, L.P.
             CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                 AND OPERATING HIGHLIGHTS BY SEGMENT

             Nine Months Ended September 30, 2004 and 2003
                              (Unaudited)
                            (In thousands)

                                                 Intersegment
                                      Rocky          and
                           West Coast Mountain   Intrasegment
                           Operations Operations Eliminations(1) Total
                           ---------- ---------- --------------- -----

Nine Months Ended September 30, 2004:
  Segment revenue:
   Pipeline transportation
    revenue                  $49,170   $34,847        $(4,138)$79,879
   Storage and terminaling
    revenue                   28,126        --           (353) 27,773
   Pipeline buy/sell
    transportation revenue        --    11,662                 11,662
   Crude oil sales,
    net of purchases          14,436        --                 14,436
   Net revenue                91,732    46,509                133,750

  Segment expenses:
   Operating expense          43,197    23,483         (4,491) 62,189
   Transition costs               --       383                    383
   Depreciation and
    amortization              10,833     6,943                 17,776
   Total expenses             54,030    30,809                 80,348
  Share of net income of
   Frontier                       --     1,190                  1,190
  Operating income(2)        $37,702   $16,890                $54,592

Operating Data (barrels per day, in thousands)
Line 2000 and Line 63
 pipeline volume               137.6
Rangeland pipeline system:
    Sundre - North                        21.6
    Sundre - South                        47.6
Western Corridor system volume            19.7
Salt Lake City Core system volume         70.3
AREPI pipeline volume                     45.8
Frontier pipeline volume                  48.5

Nine Months Ended September 30, 2003:
  Segment revenue:
   Pipeline transportation
    revenue                  $51,550   $30,726        $(5,697)$76,579
   Storage and terminaling
    revenue                    4,710        --                  4,710
   Pipeline buy/sell
    transportation revenue        --        --                     --
   Crude oil sales,
    net of purchases          16,516        --                 16,516
   Net revenue                72,776    30,726                 97,805

  Segment expenses:
   Operating expense          32,793    16,526         (5,697) 43,622
   Transition costs               --       397                    397
   Depreciation and
    amortization               9,210     4,225                 13,435
   Total expenses             42,003    21,148                 57,454
  Share of net income of
   Frontier                       --     1,141                  1,141
  Operating income(2)        $30,773   $10,719                $41,492

Operating Data (barrels per day, in thousands)
 Line 2000 and Line 63
  pipeline volume              154.0
 Western Corridor system volume           16.2
 Salt Lake City Core system volume        65.9
 AREPI pipeline volume                    41.6
 Frontier pipeline volume                 41.5


(1) Eliminations are required to account for revenue on services provided by one subsidiary to another.

(2) General and administrative expense is not allocated to segments


                     PACIFIC ENERGY PARTNERS, L.P.
                              (Unaudited)
            (Amounts in thousands, except per unit amounts)

             RECONCILIATION OF OPERATING INCOME BY SEGMENT
            TO CONDENSED CONSOLIDATED STATEMENTS OF INCOME


                                        Three Months     Nine Months
                                      Ended Sept. 30,  Ended Sept. 30,
                                        2004    2003    2004    2003
                                        ----    ----    ----    ----
Operating income by segment:
 West Coast                           $11,355 $10,753 $37,702 $30,773
 Rocky Mountain                         7,533   4,100  16,890  10,719
                                       18,888  14,853  54,592  41,492
General expenses
 and other income/(expense):(1)
 General and administrative expense    (3,762) (3,305)(11,252)(10,289)
 Net interest expense                  (5,234) (4,782)(13,743)(12,930)
 Other income                             219     113     606     360
 Write-off of deferred financing cost
  and interest rate swap
   termination expense(2)                  --      --  (2,901)     --
 Foreign income tax expense              (221)     --    (207)     --
Net income                             $9,890  $6,879 $27,095 $18,633


         RECONCILIATION OF NET INCOME TO RECURRING NET INCOME

                                        Three Months     Nine Months
                                      Ended Sept. 30,  Ended Sept. 30,
                                        2004    2003    2004    2003
                                        ----    ----    ----    ----

Net income                             $9,890  $6,879 $27,095 $18,633
 Add: write-off of deferred financing
  cost and interest rate swap
   termination expense(2)                  --      --   2,901      --
Recurring net income                    9,890   6,879  29,996  18,633
 Less: General Partner's interest        (198)   (138)   (600)   (373)
Unitholders' interest
 in recurring net income               $9,692  $6,741 $29,396 $18,260
Basic recurring net income per unit     $0.33   $0.30   $1.05   $0.85
Diluted recurring net income per unit   $0.33   $0.30   $1.05   $0.84


               CALCULATION OF DISTRIBUTABLE CASH FLOW(3)

                                        Three Months     Nine Months
                                      Ended Sept. 30,  Ended Sept. 30,
                                        2004    2003    2004    2003
                                        ----    ----    ----    ----

Net income                             $9,890  $6,879 $27,095 $18,633
 Plus: depreciation and amortization    6,821   5,049  17,776  13,435
 Plus: amortization of bond discount
  and debt issue costs                    430     188   1,100     745
 Plus (less): non-cash employee
  compensation under long-term
  incentive plan                         (231)    111   1,120   1,954
 Plus: write-off of deferred
  financing cost                           --      --   2,321      --
 Plus: deferred income tax expense        103      --      57      --
 Less: sustaining capital expenditures   (729)   (590) (1,454) (1,282)
Distributable Cash Flow                16,284  11,637  48,015  33,485
 Less: General Partner's interest        (326)   (233)   (960)   (670)
Unitholders' interest in Distributable
 Cash Flow                            $15,958 $11,404 $47,055 $32,815

(1) General and administrative expenses, net interest expense and other income are not allocated among the West Coast and Rocky
    Mountain operations.

(2) In June 2004, in connection with the repayment of our term loan, we had a $2.3 million non-cash write-down of deferred financing costs and incurred a $0.6 million cash expense to terminate related interest rate swaps.

(3) Distributable Cash Flow provides additional information for evaluating our ability to make the minimum quarterly distribution and is presented solely as a supplemental measure. You should not consider Distributable Cash Flow as an alternative to net income, income before taxes, cash flow from operations, or any other measure of financial performance presented in accordance with accounting principles generally accepted in the United States. Our Distributable Cash Flow may not be comparable to similarly titled measures of other entities. Additional information regarding distributable cash flow is included in our annual report on Form 10-K for the year ended December 31, 2003.


    CONTACT: Pacific Energy Partners, L.P.
             Aubrye Harris, 562-728-2871
             fax: 562-728-2881
             email: aharris@PacificEnergy.com